UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 17, 2013

THE GRAYSTONE COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-54254 (Commission File No.)	27-3051592 (IRS Employer Identification No.)

2620 Regatta Drive, Ste 102
Las Vegas, NV 89128
(Address of principal executive offices, including ZIP code)

(888) 552-3750
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 3.02	Unregistered Sales of Equity Securities

(a)
On October 17, 2013, the Company issued 2,380,952 shares of its Class A Common stock at an applicable conversion price of $0.0063.  Asher Enterprises converted $15,000 of its note convertible dated February 11, 2013.  The agreement with Asher allows them to convert their debt after six (6) months at a conversion price equal to 55% of the average of the three (3) lowest closing bid prices ten (10) trading days prior to the conversion date.  This draw is against the note dated February 11, 2013 in the amount of $78,500.  There is $40,500 remaining on the note.

The Company previously requested its legal counsel to provide a legal opinion regarding the possible affiliate status of Asher. The Company’s counsel issued an opinion that Asher was an affiliate in the past 90 days and which status would terminate in the middle of December 2013. This opinion was sent to Asher and our transfer agent. Asher’s counsel provided a legal opinion that Asher was not an affiliate in the past 90 days. The Company’s transfer agent sought a 3rd opinion from its own legal counsel which stated that Asher was not an affiliate in the past 90 days. As a result, the transfer agent unilaterally issued the shares to Asher pursuant to contracts between Asher and the Company.

(b)
On October 22, 2013, the Company issued 6,750,000 shares of its Class A Common stock at an applicable conversion price of $0.0034.  SC Capital converted $23,000 of its note convertible dated March 4, 2013.  There is $0 remaining on the note.

Item 8.01	Other Events

(a)
The Company’s joint venture operations in Suriname are currently ahead of schedule.  The Company expected the joint venture to continue its general exploration for the next 12 months.  However, the Company expects within the next 45 days the joint venture will begin its bulk prospecting phase.   The bulk prospecting phase is focusing on an area that can be mined with the current equipment on site.  The Company does not have a timetable on how long the bulk prospecting phase is expected to continue.

(b)
The Company received the initial lab results from Suriname.  The initial tests indicate approximately 4 grams of gold per ton.  However, the Company expects recovery rates to be approximately 50% of the lab results.

(c)	The Company expects that its overall gold production, from all of its operating subsidiaries, will begin to significantly increase within the next 2-3 months.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Graystone Company, Inc.
Dated: October 23, 2013
	By:	/s/ Joseph Mezey
Name: Joseph Mezey
Title: CFO